Exhibit 99.1

Accentia Biopharmaceuticals Announces that Revimmune™ Autoimmune

Disease Therapy is Featured in Peer-review Journal

High rates of remissions achieved in the treatment of a

variety of severe, refractory autoimmune diseases

TAMPA, FL – May 4, 2011 – Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”) today announced that Revimmune™, its proprietary system-of-care based on high-dose administration of Cytoxan® (cyclophosphamide), was featured in an article published in the peer-reviewed journal, Medicine (Volume 90, Number 2, March 2011). Accentia in-licensed Revimmune™ from Johns Hopkins University following pioneering work on the therapy by Johns Hopkins hematology and neurology faculty, including Drs. Robert Brodsky and Richard Jones. Accentia intends to advance the use of Revimmune for the treatment of a wide range of autoimmune diseases, including multiple sclerosis.

The article reports on treatment outcomes following Revimmune therapy (high-dose pulsed cyclophosphamide) in 207 patients diagnosed with a range of severe, refractory autoimmune diseases. When used according to a carefully prescribed system of care, Revimmune, in effect, “reboots” these patients’ immune systems to induce high rates of disease remission.

According to Carlos F. Santos, Ph.D., Accentia’s Chief Science Officer, “Cytoxan’s efficacy in treating a range of cancers has made the agent a cornerstone of many modern cancer chemotherapy regimens. Accentia believes that high-dose Cytoxan, when administered within a comprehensive system of care (Revimmune) could provide substantial clinical benefit to patients suffering from a range of autoimmune diseases. The updated and highly encouraging data reported by Johns Hopkins’ researchers in the Medicine article supports the use of Revimmune for the treatment of various autoimmune diseases. As part of our clinical and regulatory development strategy for Revimmune, we are planning cooperative controlled clinical trials with our partners to study Revimmune to treat a number of autoimmune diseases, including multiple sclerosis. We expect to announce study protocols and clinical trial sites in the near future.”

In 2010, under the Therapeutic Discovery Grant Program, Biovest was awarded a Federal grant in the amount of approximately $245,000 to support the advancement of Revimmune.

About Revimmune™

Accentia holds the worldwide exclusive license to Revimmune for the treatment of autoimmune diseases, such as multiple sclerosis. Developed by Dr. Richard Jones, Dr. Robert Brodsky, and colleagues at Johns Hopkins University School of Medicine, Revimmune uses an already-approved active pharmaceutical ingredient (Cytoxan®) in a novel, patent-pending system-of-care capable of “rebooting” a patient’s immune system. Revimmune therapy is believed to act by completely eliminating mature lymphocytes throughout the body while selectively sparing immune stem cells in the bone marrow. Shortly following a course of Revimmune, a natural “rebooting” process takes place as bone marrow stem cells repopulate the immune system with healthy immune cells that no longer possess the traits of autoimmunity.

About Accentia Biopharmaceuticals, Inc.

Headquartered in Tampa, Florida, Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”) is committed to advancing the autoimmune disease therapy, Revimmune™, as a comprehensive system of care and drug regimen designed for the treatment of autoimmune diseases. Revimmune therapy includes an ultra-high-dose regimen of Cytoxan® (cyclophosphamide), exclusively supplied via a strategic agreement with Baxter Healthcare Corporation. Clinical trials for Revimmune are being planned for the treatment of multiple autoimmune indications.

Accentia holds a majority-ownership stake in Biovest International, Inc. (OTCQB: “BVTI”), an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study for the treatment of follicular non-Hodgkin’s lymphoma.

Additionally, Accentia’s wholly-owned subsidiary, Analytica International, based in New York City, is a global research and strategy consulting firm that provides professional services to the pharmaceutical and biotechnology industries. Since 1997, Analytica has expertly directed research studies and projects, including traditional health economic modeling projects, database studies, structured reviews, heath technology assessments, reimbursement analyses, and value dossiers.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, BiovaxID® and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.